UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2014
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NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-32421 (Commission File Number)	91-1671412 (IRS Employer Identification No.)

1875 Explorer Street, Suite 1000 Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)

Registrant's telephone number, including area code: (703) 390-5100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 16, 2014, NII Holdings, Inc. (the “Company”) received a notice (the “Notice”) from the staff (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Staff intends to delist the Company’s securities from The NASDAQ Stock Market. The Notice was issued in accordance with NASDAQ Listing Rules 5101, 5110(b) and IM-5101-1 and states that the Staff’s determination is based on the Company’s announcement that it had filed for protection under chapter 11 of the U.S. Bankruptcy Code and the associated public interest concerns raised by the filing, concerns regarding the residual equity interest of the existing listed securities holders, and concerns about the Company’s ability to sustain compliance with all requirements for continued listing on The NASDAQ Stock Market, including in particular Listing Rule 5450(a)(1), which requires a minimum bid price of $1 per share.

The Notice states that, unless the Company requests an appeal of the determination, trading of the Company’s common stock will be suspended at the opening of business on September 25, 2014 and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on The NASDAQ Stock Market. The Company currently anticipates that any plan of reorganization implemented in the bankruptcy proceeding would provide that holders of claims and interests with respect to its equity securities, or rights to acquire its equity securities, would be entitled to no recovery and that those claims and interests would be canceled for no consideration. If that were to occur, all of the value of investments in the Company’s common stock will be lost. For this reason, the Company does not intend to take any further action to appeal the Staff’s decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC.
(Registrant)

Dated: September 18, 2014	By: /s/ SHANA C. SMITH
Shana C. Smith
Vice President and Secretary